Exhibit 5.1
KPMG LLP 205 5th Avenue SW Suite 3100 Calgary AB T2P 4B9 Tel (403) 691-8000 Fax (403) 691-8008 www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors of TC Energy Corporation

We, KPMG LLP, consent to the use of our report dated February 12, 2020, on the consolidated financial statements of TC Energy Corporation, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and our audit report dated February 12, 2020 on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chartered Professional Accountants
January 22, 2021 Calgary, Canada

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